CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of Foamex International Inc. on Forms S-3 (File Nos. 33-88218, 33-85488 and 33-92156) and Forms S-8 (File Nos. 33-74264 and 33-94154) of our report dated February 26, 1997 on our audits of the consolidated financial statements and financial statement schedules of Foamex International Inc. and subsidiaries as of December 29, 1996 and December 31, 1995, and for the years ended December 29, 1996, December 31, 1995 and January 1, 1995, which report is included in this Annual Report on Form 10-K.






COOPERS & LYBRAND L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
April 11, 1997